                              AMENDED AND RESTATED
                                    AGREEMENT

                                 by and between
                                 JDS FITEL INC.
                                       and
                        OPTICAL COATING LABORATORY, INC.

                                TABLE OF CONTENTS

                   < < Table of Contents will generate here > >

                              AMENDED AND RESTATED
                                    AGREEMENT

      THIS AMENDED AND RESTATED AGREEMENT, made as of this 15th day of April, 1999, by and between JDS FITEL Inc., a Canadian corporation, having its principal place of business at 570 West Hunt Club Road, Nepean, Ontario K2G 5W8 Canada ("JDS" and "Distributor") and OPTICAL COATING LABORATORY, INC., a Delaware corporation, having its principal place of business at 2789 Northpoint Parkway, Santa Rosa, California 95407-7397 ("OCLI").

                              W I T N E S S E T H :

      WHEREAS, JDS and OCLI entered into an agreement dated February 1, 1997 to combine their respective areas of expertise and capabilities in a joint effort for WDM Product Business as defined therein;

      WHEREAS, the parties agree that the WDM Business shall be managed with the intent to make profits; and

      WHEREAS, JDS and OCLI wish to expand their joint efforts in the WDM Business by amending and restating their agreement as set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree to the following:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 Definitions. For purposes of this Agreement, the following definitions shall apply:

      "Company" shall have the meaning as set out in Section 7.1.

      "Company Profit" with respect to the Company shall mean the Company=s revenues, including from transactions with the Distributor or with any party to this Agreement, from the WDM Products Business, including related activities such as licensing of WDM Product or WDM Optical Filter technology, pursuant to this Agreement less Company related Costs. "Company Profit" can be either a profit or a loss.

      "Confidential Information" shall have the meaning as set out in Section 14.1.

      "Cost" shall be defined as set forth in Exhibit A attached hereto.

      "Fiscal Year" shall mean a 12 month period of time ended October 31. "Fiscal Quarter" shall mean the quarters ended January 31, April 30, July 31 and October 31.

      "Management Committee" shall have the meaning as set out in Section 10.1.

      "Non-assignable" shall mean personal, non-transferable, indivisible and non-assignable.

      OCLI Customer shall mean a single customer as determined by the Management Committee.

      "Passive" shall mean not electrically powered or electrically controllable or adjustable.

      "Planar Waveguides" shall mean planar waveguides performing a wavelength discrimination function.

      "Profit" shall mean the sum of the Transaction Profit of each party plus Company Profit. "Profit" can be either a profit or a loss.

      "Transaction Profit" with respect to any party shall mean that party's revenues, including from transactions with the Company or with other parties to this Agreement from the WDM Products Business, including related activities such as licensing of WDM Product or WDM Optical Filter technology, pursuant to this Agreement less such party's related Costs. "Transaction Profit" can be either a profit or a loss. For greater certainty, Transaction Profit shall not include any revenue, Costs or Company Profit recognized by either party as a result of either consolidating, equity accounting or cost accounting for a party's ownership interest share in the Company.

      "WDM Optical Filters" shall mean WDM Optical Filters A, WDM Optical Filters B, WDM Optical Filters C and WDM Optical Filters D.

      "WDM Optical Filters A" shall mean any and all dielectric (thin film) optical filters that are intended to be used in WDM Products A.

      "WDM Optical Filters B" shall mean any and all dielectric (thin film) optical filters that are intended to be used in WDM Products B.

      "WDM Optical Filters C" shall mean any and all dielectric (thin film) optical filters that are intended to be used in WDM Products C.

      "WDM Optical Filters D" shall mean any and all dielectric (thin film) optical filters that are intended to be used in WDM Products D.

      "WDM Products" shall mean (a) WDM Products A and WDM Products B, having three (3) or more fiber-coupled ports, (b) WDM Products C and WDM Products D having only two (2) fiber-coupled ports. For greater certainty where a WDM Product is combined with or integrated into another device which provides additional features or functions not essential to the operation of the WDM Product, including without limitation amplification, switching or adjustable attenuation, the value of the WDM Product shall be considered to be the fair market value of the WDM Product by itself without including any of the value of the remainder of the device.

      "WDM Products A" shall mean Passive wavelength division multiplexing or de-multiplexing components of four or more channel capability using optical filters or some other form of wavelength discrimination.

      "WDM Products B" shall mean Passive wavelength division multiplexing or de-multiplexing components using optical filters or some other form of wavelength discrimination with all operating channels within the wavelength range of 1500 to 1580 nanometers and with eighty percent (80%) transmission bandwidth greater than fourteen (14) nanometers.

      "WDM Products C" shall mean Passive wavelength division de-multiplexing components using optical filters or some other form of wavelength discrimination with one fixed, non-adjustable passband, within the wavelength range of 1500 to

1580 nanometers, having an eighty percent (80%) transmission bandwidth which is within a one percent (1%) transmission bandwidth of less than or equal to four
(4) nanometers.

      "WDM Products D" shall mean Passive gain equalization components using optical filters or some other form of wavelength discrimination designed to match the spectral characteristics to an ideal optical spectrum for optical amplifier gain flattening applications over a specified optical bandwidth of at least six nanometers.

      "WDM Product Business" shall mean the business of design, development, manufacture, supply of WDM Optical Filters or WDM Products, sales to Distributor and technical product marketing support to assist Distributor in sales and marketing of WDM Products, all related to WDM Optical Filters or WDM Products.

                                   ARTICLE II
                              SCOPE OF RELATIONSHIP

      2.1 The relationship created between JDS and OCLI as described in more detail herein encompasses a joint venture activity relating to the design and manufacture of WDM Optical Filters; the design and manufacture of WDM Products; and the marketing and sale of WDM Products. From this joint venture activity JDS will realize two-thirds of all Profits for WDM Products A, B and C and OCLI will realize one-third of all such Profits, and JDS will realize one-half of all Profits for WDM Products D and OCLI will realize one-half of all such Profits, all subject to adjustment and the provisions as set forth herein. The activities for the design, test and manufacture of WDM Optical Filters are to be provided by OCLI and the design, assembly, test and manufacture and test of WDM Products are to be provided by JDS and upon the occurrence of certain circumstances as set out herein, these activities may be transferred to a separate legal entity. Furthermore, each party will cross-license intellectual property to the other party as set forth herein. JDS shall be the exclusive entity through which WDM Products from this joint venture activity are sold and JDS will perform all marketing and sales activities for WDM Products, with technical assistance from OCLI as set out herein. OCLI may perform marketing and sales activities for WDM Products D solely to the OCLI Customer.

      OCLI represents that it has expertise in optical coating technology and optical design capabilities for making optical filters and is currently developing technology to address current and future market demands for telecommunications applications. JDS represents that it has know-how and expertise in fiber optic component technology including packaging and development, design and test, and manufacturing capabilities for fiber optic components, including WDM Products, for telecommunications applications, and is currently developing technology to address current and future market demands for telecommunications applications, and also has marketing and sales expertise relating to such optical components. At least until the establishment of the Company, it is intended that OCLI will use its expertise and facilities for manufacturing WDM Optical Filters for the joint venture, and JDS will use its expertise and facilities for manufacturing WDM Products for the joint venture.

                                   ARTICLE III
                           MANUFACTURE OF WDM PRODUCTS

      3.1 Manufacture of WDM Optical Filters by OCLI. Subject to Section 7.5, OCLI agrees to commit all resources necessary and appropriate to provide manufacturing services to manufacture and supply WDM Optical Filters for use by JDS or the Company in WDM Products which are based on Distributor=s customer requirements which have been translated into product, proof of concept product or prototype product specifications by Distributor where the required WDM Optical Filters specifications have been determined in consultation with OCLI with respect to WDM Optical Filters provided by OCLI. For greater certainty, JDS may also make and supply WDM Optical Filters for use in WDM Products, subject to Management Committee review based on the cost, available technology or capacity relating to WDM Optical Filters.

      3.2 Supply of WDM Products by JDS. Subject to Section 7.5, JDS agrees to commit all resources necessary and appropriate to provide services to design, assemble, test and supply to OCLI as required by OCLI or the Company WDM Products which are based on Distributor=s customer requirements which have been translated into product, proof of concept product or prototype product specifications by

Distributor in consultation with JDS with respect to WDM Products provided by JDS.

      3.3 Supply of WDM Optical Filters. Prior to formation of the Company, OCLI shall provide WDM Optical Filters to JDS as customer furnished material for use in the manufacture of the WDM Products unless JDS has manufactured filters for use in WDM Products D under license from OCLI pursuant to Section 3.6.

      3.4 Price for JDS's Services. Prior to formation of the Company, and subject to Section 6.1 JDS shall charge OCLI for the design, assembly and testing of the WDM Products at JDS's Cost to design, assemble and test the WDM Products plus a percentage mark up fee of such Cost as agreed by the Management Committee. JDS shall invoice OCLI for WDM Products for which testing has been completed and are ready for shipment to Distributor or Distributor's customers.

      3.5 Terms and Conditions. Payment terms for the sale of WDM Products and services by JDS to OCLI shall be net 45 days from the date of invoice. All payments not received when due shall be subject to an additional charge of 1.5% per month of the unpaid amount until the date of payment.

      3.6 Licensing of Technology. Subject to Section 11, Section 13 and subsection (d) below and a Business Plan approved by the Management Committee, where a particular WDM Optical Filters D or WDM Product D, is commercially manufacturable as determined by the Management Committee, and where the Management Committee has determined that it is in the best interests of the joint venture that OCLI may also manufacture such WDM Product D ("Approved WDM Product D") or that JDS may also manufacture such WDM Optical Filters D ("Approved WDM Optical Filters D"), then:

      (a) License: OCLI and JDS shall each license the other on a royalty free, nonexclusive, Non-assignable basis all intellectual property rights, excluding trademarks, service marks and tradenames, owned by the other party and utilized by such party in the manufacture, (including the design of the Approved WDM Optical Filters D or Approved WDM Products D to be manufactured) of Approved WDM Optical Filters D in the case of

            OCLI, and of Approved WDM Products D in the case of JDS ("Licensed IP"). Except as set forth in subsection (e) below, the parties agree that Licensed IP can only be used for the manufacture of Approved WDM Optical Filters D in the case of JDS, and Approved WDM Products D in the case of OCLI, and for no other purpose.

      (b) Technical Assistance: OCLI and JDS shall at such party's Cost provide technical assistance to the other party that the furnishing party considers reasonably necessary relating to Licensed IP and at mutually agreeable times so as not to adversely affect either party's own operations and to help such other party to manufacture Approved WDM Optical Filters D in the case of JDS, and Approved WDM Products D in the case of OCLI ("Technical Assistance"). The Cost of providing Technical Assistance shall be included in the Costs of the joint venture.

      (c) Subsidiary Intellectual Property: At the date when a particular WDM Optical Filters D or WDM Products D becomes Approved WDM Optical Filters D or Approved WDM Products D, intellectual property rights owned by either party's subsidiaries in which the party has majority ownership and where the party has control to cause said subsidiaries to grant an intellectual property rights license relating to the Approved WDM Optical Filters D or Approved WDM Products D which is necessary to enable the joint venture to conduct WDM Product Business, shall be offered to the other party on a nonexclusive, Non-assignable royalty free basis if possible, or failing which on a commercially reasonable basis. Where either party subsequently attains a majority ownership and where the party has control to cause said subsidiaries to grant an intellectual property rights license relating to the Approved WDM Optical Filters D or Approved WDM Products D which is necessary to enable the joint venture to conduct WDM Product Business, the party shall offer to the other party on a nonexclusive, Non-assignable royalty free basis if possible, or failing which on a commercially reasonable basis, such subsidiaries' intellectual property at the date such party attains such position.

      (d) Improvements: Each party agrees to license back all improvements made to Licensed IP to the other party on a royalty free, nonexclusive, assignable basis.

      (e) Notwithstanding the foregoing, OCLI shall be allowed to design, develop, manufacture and sell WDM Product D only to the OCLI Customer using only a JDS designed commercially manufacturable WDM Product D where the license granted under Section 3.6(a), the technical assistance required under Section 3.6(b) and the rights granted under Sections 3.6(c) and (d) shall cover such activity by OCLI related solely to the manufacture of the JDS designed commercially manufacturable WDM Product D, whether or not such WDM Products D sold to the OCLI Customer are Approved WDM Products D.

      3.7 Marking of WDM Products. All WDM Products D manufactured and sold pursuant to this Agreement, and all technical and marketing literature, shall be marked with the names and trademarks of both JDS and OCLI as determined by the Management Committee. WDM Products A, B and C shall also be marked as required by the Distribution Agreement.

                                   ARTICLE IV
                             DISTRIBUTION AGREEMENT

      4.1 Contemporaneously with the execution of this Agreement, OCLI and Distributor shall enter into that certain Distribution Agreement attached hereto as Exhibit B pursuant to which OCLI shall sell WDM Products only to Distributor as the sole and exclusive distributor of WDM Products at a price equal to OCLI's Cost of WDM Products plus a percentage mark up fee of such Cost as agreed by the Management Committee; notwithstanding the foregoing, OCLI may sell WDM Products D only to the OCLI Customer directly.

                                    ARTICLE V
                         USE OF THIRD PARTY WDM OPTICAL
                     FILTER AND ASSEMBLY SERVICES SUPPLIERS

      5.1 Price Competition. The Management Committee may decide whether JDS, in the case of purchase WDM Optical

Filters, or OCLI, in the case of WDM Products assembly Services, or the Company for both, may purchase WDM Optical Filters or WDM Products assembly Services from third parties (where third parties in this Agreement shall include non-wholly owned subsidiaries of either party) if it determines that the Profits would be greater.

      5.2 Competition Other Than Price. In the event that OCLI, in the case of WDM Optical Filters, JDS, in the case of WDM Products assembly Services or the Company for both, is unable to provide WDM Optical Filters or WDM Products assembly Services, as required by Distributor=s customers, based on lack of technology, including but not limited to capacity, yield or delivery timeframes, the Management Committee may authorize JDS, in the case of WDM Optical Filters, OCLI, in the case of WDM Products assembly Services, or the Company for both to purchase WDM Optical Filters or WDM Products assembly Services from third parties.

      5.3 Price of Third Party Filters or Services Included in Costs. In the event WDM Optical Filters or WDM Product assembly services are purchased from third parties pursuant to Section 5.1 or 5.2, the price paid for such filters or such services are to be included in Costs for the purpose of determining profit sharing under Article VI.

                                   ARTICLE VI
                                 PROFIT SHARING

      6.1 Quarterly Profit Sharing Adjustments. Within 30 days from the end of each Fiscal Quarter thereafter, OCLI, JDS, Distributor and the Company when formed will exchange accounting information regarding each party's respective Costs incurred and Profits realized from the WDM Products Business. The sale price of WDM Products from OCLI or the Company to Distributor under the Distribution Agreement or alternately prior to formation of the Company the mark-up fee under Section 3.4, shall be adjusted such that the portion of Profits realized by OCLI are equal to one-third for WDM Products A, B and C and one-half for WDM Products D and the portion of Profits realized by JDS and Distributor combined are equal to two-thirds for WDM Products A, B and C and one-half for WDM Products D, of the Profits realized pursuant to the terms of this Agreement, subject to adjustment under Sections 6.2 and 6.3, and the provisions of Section 6.4. The profit sharing adjustment of each party=s portion of Profits shall be made retroactively for the Fiscal Quarter just ended in the form of a credit from one party to the other and prospectively such that the profit sharing expected for the current Fiscal Quarter will conform to the requirements of this section.

      6.2 Profit Sharing for Non-Optical Filter WDM Product A, B and C. In the event the amount of sales of WDM Products A, B and C by Distributor that incorporate means of wavelength selection other than WDM Optical Filters or other elements providing means of wavelength discrimination which all have originated from OCLI during any Fiscal Quarter constitute more than 50% of the amount of all sales of WDM Products A, B and C by Distributor, then the adjustment called for by Section 6.1 shall be such that the portion of Profits realized by OCLI are equal to one-quarter and the portion of Profits realized by JDS and Distributor combined are equal to three-quarters of the Profits realized pursuant to the terms of this Agreement. In the case of WDM Products A, B and C containing both WDM Optical Filters and other means of wavelength selection, sales by Distributor shall be allocated to WDM Products A, B and C sales in accordance with the relative value of the WDM Optical Filter elements or other elements providing means of wavelength discrimination which all have originated from OCLI to the total value of all wavelength selection elements employed in the WDM Products A, B and C, as determined by the Management Committee. Notwithstanding the foregoing, the said other elements providing means of wavelength discrimination in WDM Products A, B and C which all have originated from OCLI, shall only be used in the calculation in this subsection if such elements were not available from JDS at the time introduced by OCLI.

      6.3 Profit Sharing for Non-Optical Filter WDM Product D. In the event the amount of sales of WDM Products D by Distributor that incorporate means of wavelength selection other than WDM Optical Filters or other elements providing means of wavelength discrimination which all have originated from OCLI during any Fiscal Quarter constitute more than 50% of the amount of all sales of WDM Products by Distributor, then the adjustment called for by Section 6.1 shall be such that the portion of Profits realized by OCLI are equal to 38%. In the case of WDM Products containing both WDM Optical Filters and other means of wavelength selection, sales by Distributor shall be allocated to WDM Products sales in accordance with the relative value of the WDM Optical Filter elements or other elements providing means of wavelength discrimination which all have originated from OCLI to the total value of all wavelength selection elements employed in the WDM Products, as determined by the Management Committee. Notwithstanding the foregoing, the said other elements providing means of wavelength discrimination in WDM Products which all have originated from OCLI, shall only be used in the calculation in this subsection if such elements were not available from JDS at the time introduced by OCLI.

      6.4 Profit Sharing for WDM Product D for JDS Fiber Amps.

      Notwithstanding any term to the contrary, for sales of WDM Product D to JDS as customer for its use in fiber amplifiers (Fiber Amps ), OCLI's share of Profits shall be as follows: 5% during Fiscal Year 1999; 7.5% during Fiscal Year 2000; 10% during Fiscal Year 2001; 12.5% during Fiscal Year 2002; and 15% thereafter. For such sales of WDM Product D to JDS as customer, the sales price shall be a `best customer' price based on the sales price for equivalent WDM Product D products on substantially similar terms to third parties, all as determined by the Management Committee. For greater certainty JDS as customer may purchase any or all of its WDM Product D requirements for Fiber Amps from third parties and all such activities shall be deemed to be completely outside the scope of this Agreement.

      6.5 Right to Inspect and Audit Records. Each party hereto shall have the right, upon reasonable notice and during normal business hours, to inspect and conduct an audit of any other party's or the Company=s accounting records for the purpose of verifying such party's Costs and Profits.

      6.6 Audit Costs Necessitated by Agreement. Except for Section 6.5, in the event a financial audit other than a party=s normal annual or quarterly audit required for its own business, is required at any time to determine any matter or calculation hereunder, the costs of such audit shall be included in Costs.

                                   ARTICLE VII
                       FORMATION OF JOINT VENTURE COMPANY

      7.1 Option to Form Joint Venture Company. Subject to Section 7.2 and only where the sales of WDM Products by Distributor exceeds forty million dollars ($US40,000,000) for any four consecutive Fiscal Quarters, either party hereto may exercise an option to cause to be formed a joint venture company (the ACompany"). Such option shall be exercisable by either party by giving sixty
(60) days written notice thereof to the other party.

      7.2 Formation of Joint Venture Company. Prior to either party exercising the option under Section 7.1, OCLI and JDS shall upon written notice negotiate in good faith for a period of sixty (60) days following such notice and agree upon all the terms and conditions relating to the formation and operation of the Company, including but not limited to the terms set forth below. Where the parties are not able to agree on all such terms or conditions, the terms and conditions the parties have not agreed upon shall be addressed in accordance with Section 7.6 below.

      (a) Form. The Company will be formed as a general partnership, limited liability company or other "flow-through" entity in order to minimize or eliminate taxes at the Company level.

      (b) Location. The Company will be located in a location agreed upon by OCLI and JDS which provides a favorable tax treatment for all parties, location to competent labor force, access to markets and convenience to the management of OCLI and JDS.

      (c) Capital. OCLI and JDS will provide capital in the form of equity or working capital loans on commercially reasonable terms as needed.

      (d) Licensing of Technology. Subject to Sections 11 and 13.1, OCLI and JDS shall license the Company on a royalty free, nonexclusive, Non-assignable basis all intellectual property rights, excluding trademarks, service marks and tradenames, owned by either party for WDM Products Business. OCLI and JDS shall at no charge provide technical assistance to the Company to help the Company to implement, and utilize in the Company=s WDM Product Business, such licensed intellectual property rights. Intellectual property rights owned by either party's subsidiaries in which the party has majority ownership and where the party has control to cause said subsidiaries to grant an intellectual property rights license relating to the WDM Products Business which is necessary to enable the Company to conduct WDM Product Business, shall be offered to the Company on a nonexclusive, Non-assignable basis for a commercially reasonable royalty.

      (e) Governance. The governance and control of the Company will be negotiated by the parties acting in good faith prior to the exercise of the option under Section 7.1, by taking into consideration, in addition to all other factors: (i) OCLI=s desire to structure the Company to enable OCLI to consolidate the Company into its financial statements and (ii) JDS=s desire to adequately address JDS= need to feel comfortable with the fairness and degree of control it has over the Company by taking into consideration, in addition to all other factors, JDS's participation in Profits under this Agreement including its status as exclusive distributor under the Distribution Agreement.

      (f) Profit Sharing. The parties= respective percentage interest in the earnings and profits of the Company shall be such as to reflect the sharing of Profits provided for in Article VI of this Agreement.

      7.3 Assignment of Distribution Agreement. Upon formation of the Company, the Distribution Agreement shall be assigned by OCLI to the Company.

      7.4 Assignment of Terms of the Agreement. The Company, shall also agree to be bound by the same obligations that JDS and OCLI have to each other before the formation of the Company that relate to protecting each party=s interests, including but not limited to, Sections 3.1 and 3.2, Article IV Distribution;
Article VI Profit Sharing; Article VIII Exclusivity; Article IX Termination;
Article XI Research and Development; Article XIII Acquisitions; Article XIV Confidential Information and Article XV Miscellaneous.

      7.5 Activities of the Company. After the formation of the Company, the parties shall determine what activities as set out in Article III shall be assumed by the Company or shall continue to be provided by one or both of the parties.

      7.6 Failure to Agree on Terms of the Company. In the event the parties do not reach agreement on all the terms and conditions relating to the formation and operation of the Company within the 60-day notice period or any extensions of time mutually agreed to by the parties, the parties agree to immediately submit any such terms and conditions that the parties have failed to agree on to arbitration pursuant to Section 15.7 except that such arbitration shall not be binding on the parties save as expressly set out in this Article VII. The factors set forth in Section 7.2(e)(i) and (ii) shall not in any manner be disclosed to the arbitrators. The arbitrators shall determine such terms and conditions taking into account:

      (a) all of the factors listed in Section 7.2 but without any reference to the factors set forth in Section 7.2(e)(i) and (ii), (b) other provisions of this Agreement and (c) the conduct of the parties under this Agreement. The arbitration proceeding shall be completed within 90 days following the conclusion of good faith negotiations. After conclusion of the arbitration of all such terms and conditions that the parties had failed to agree on, and where OCLI is not satisfied with the arbitrators= decision OCLI shall have the option, exercisable by notice, given within 30 days of the date of the arbitrators' decision, to (i) terminate this Agreement on six months notice provided notice is given after January 31, 1999, (ii) agree to form the Company upon the terms decided by the arbitrators if, and only if, JDS also, in its sole and unfettered discretion, whether or not acting reasonably, agrees to form the Company upon such terms or (iii) continue this Agreement without the formation of the Company. In the event the parties continue this Agreement without the formation of the Company, either of the parties may elect, on one subsequent occasion only, to initiate the process to form the Company pursuant to this
Article VII any time after a date that is 24 months after the date of the arbitrators= decision. In no event shall either party have any rights or obligations under this Article VII upon the conclusion of the second arbitration and this Article VII shall thereafter be null and void.

                                  ARTICLE VIII
                                   EXCLUSIVITY

      8.1 Scope of Exclusive Rights. Unless otherwise agreed in writing by the parties, neither OCLI nor JDS may make for or sell to third parties WDM Optical Filters, Fiber Bragg gratings, Planar Waveguides or any other form of wavelength discrimination device or technology for WDM Products or may provide WDM Products assembly services for any technology for third parties.

                                   ARTICLE IX
                                   TERMINATION

      9.1 Termination for Convenience by Either Party. On January 31, 2015 and at the end of every five-year period thereafter, upon 3 years prior written notice given within 6 months prior to such dates, either party may terminate this Agreement for convenience.

      9.2 Effect of Termination. Subject to Section 14.4, in the event that either this Agreement or the Distributor Agreement, Exhibit B, is terminated pursuant to any provision hereunder or for breach, both this Agreement, including all licensed rights granted hereunder, and said Distributor Agreement shall terminate and all intellectual property rights owned by each party shall be retained by such party and all intellectual property rights jointly owned shall continue to be jointly owned provided however that either party may thereafter exploit such joint intellectual property rights without the consent or accounting to the other party. In addition, in the event the Company has been formed, the parties shall use their best efforts to effect an orderly dissolution and wind-up of the Company by discharging all debts and obligations of the Company with the remaining equity to be distributed to the parties in accordance with their respective interests in Profits; provided that all assets of the Company are dealt with as follows. All assets of the Company shall be transferred to the parties as mutually agreed. No Company asset shall be conveyed, sold, leased or otherwise disposed of to a third party unless both parties agree in writing to such disposal in their respective sole discretion. Should the Company not have sufficient monetary assets to discharge all debts and all obligations of the Company, each of the parties shall share in the discharge of such debts and obligations in accordance with their respective interests in Company.

                                    ARTICLE X
                              MANAGEMENT COMMITTEE

      10.1 Management Committee. OCLI and JDS shall each appoint two persons to serve as a Management Committee. The Management Committee shall have the authority, acting reasonably, to manage the design, development, manufacture and technical product marketing support of the WDM Products Business pursuant to this Agreement and until the formation of the Company. Meetings of the Management Committee may be called by any member thereof upon one business day notice to the other Management Committee members and attendance may be by telephone, video conference or other means agreed to by such members. Three members, or their designated representatives, must be present for a quorum and no business shall be conducted by the Management Committee except at such meetings where a quorum is present. The affirmative vote of three members is required to authorize all actions of the Management Committee. In the event the Management Committee reaches a deadlock, including consistent failure or refusal of one or more party's members to attend meetings, the chief executive officers then in office of JDS and OCLI shall jointly appoint one non-affiliated business person to serve as the fifth member of the Management Committee to break such deadlock. If the chief executive officers of OCLI and JDS are unable to agree on who should serve as the fifth member of the Management

Committee, each shall select one non-affiliated business person, and the two non-affiliated business persons so selected shall select a third non-affiliated business person who alone will then join the Management Committee as the fifth member to break such deadlock.

      10.2 Chairperson of the Management Committee. A member of the Management Committee initially selected by OCLI shall serve as chairperson for a nine-month term. Thereafter, JDS shall choose the chairperson to serve for a nine-month term, and thereafter the parties shall continue to rotate in the selection of the chairperson for succeeding nine-month terms. The duties of the chairperson shall be to organize and preside at meetings of the Management Committee and to perform such other duties as from time to time may be determined by the Management Committee. The parties may adjust the term of the chairperson by mutual agreement.

      10.3 Delegation. The Management Committee may delegate duties to one or more persons who need not be members of the Management Committee.

      10.4 Business Plan. The Management Committee shall prepare the joint venture's annual Business Plan which shall include each parties obligations and responsibilities all in accordance with this Agreement. The Business Plan shall be completed not later than the beginning of each Fiscal Year.

                                   ARTICLE XI
                            RESEARCH AND DEVELOPMENT

      11.1 Funding of R&D. The parties may propose any R&D projects that relate to WDM Products Business to the Management Committee or the Company. Notwithstanding the voting provisions contained in Section 10.1, if the Company or the Management Committee, acting through members or representatives that are unaffiliated with the offering party, elects to conduct the R&D project, the Company, or OCLI or JDS as determined by the Management Committee, shall fund the R&D project which funding shall constitute Costs and the results shall be owned by the Company or equally by OCLI and JDS. Where the Company or said members of the Management Committee decline to undertake the R&D project, either party may conduct the R&D project provided that the Company or said members of the Management Committee shall have the right for a period of 60 days after declining to conduct the R&D project to accept the R&D project in which case the total cost of the R&D project shall be funded by the Company, or OCLI or JDS as determined by the Management Committee, which funding shall constitute Costs. In the event the Company or said members of the Management Committee elect not to conduct the R&D project, or exercise the 60 day option described above, either party is free to conduct the R&D project with the results being owned by such party with no obligation to license or otherwise share the results with the Company or the other party and any products based on the R&D project shall be deemed to fall outside of the definition of WDM Products. In the event a party elects not to present an R&D project to the Management Committee or the Company, and the results of the R&D project has application in the WDM Products Business, at the end of the R&D project such party will offer the Company a nonexclusive, Non-assignable license limited to use the results of such R&D project solely for the WDM Product Business, based on commercially reasonable terms including lump sum and royalty terms, which amounts shall be included in Costs but not be included in the licensing party's revenues for the purpose of determining such party's Transaction Profits. The Company shall have a period of thirty (30) days from the date of such offer to accept such license. In the event the Company does not take a license within said time period, any products based on such R&D project shall be deemed to fall outside of the definition of WDM Products and the party owning such results shall have no obligation to license or otherwise share the results with the Company or the other party.

                                   ARTICLE XII
                              THIRD PARTY LICENSING

      12.1 Where the parties agree that a third party license of intellectual property rights is needed to carry out the activities hereunder, the costs of such license shall be included in Costs for the purpose of sharing Profits under
Article VI.

                                  ARTICLE XIII
                                  ACQUISITIONS

      13.1 Where either party makes an acquisition in which it has majority ownership and the acquiring party has control to cause the acquisition to offer an intellectual property license relating to WDM Products Business to the Company, immediately after the completion of the acquisition the Company will be offered a nonexclusive, Non-assignable license limited to use for the WDM Product Business based on commercially reasonable terms including lump sum and royalty terms. The Company shall have a period of thirty (30) days from the date of such offer to accept such license. Neither party is otherwise obligated to license or otherwise share such intellectual property with the Company or the other party.

      13.2 Notwithstanding the voting provision contained in Section 10.1, where either OCLI or JDS makes an acquisition in which it has majority ownership (the "Acquiring Party") and the acquisition's existing business includes WDM Products Business, the Acquiring Party shall offer to the joint venture, immediately after the completion of the acquisition, acting through the members of the Management Committee or the governing body of the Company who are unaffiliated with the Acquiring Party, the right to have the Acquiring Party=s share of Transaction Profits of the acquisition's WDM Products Business included in the calculation of Profit sharing between the parties pursuant to Article VI of this Agreement. If the joint venture so elects within thirty (30) days from the date of such offer to so participate, as consideration for the right to so share in such Transaction Profits, the Acquiring Party shall be compensated by the non-acquiring party (the "Other Party"), in cash or other consideration acceptable to the Acquiring Party, an amount that shall be equal to the portion of the acquisition costs, including expenses (including costs associated with determining the portion of the acquired company's business allocable to the WDM Products Business), that is attributed to the WDM Business of the acquired company (reflecting the fact that the non-acquiring party will be acquiring a Profit interest without any equity ownership, and taking into account the remaining term of the Agreement under Section 9.2, and subject to additional payments by the Other Party at the beginning of each renewal term of the Agreement) times one-third where OCLI is the Other Party and two-thirds where JDS is the Other Party. Alternatively, the Acquiring Party may at its sole option agree with the Other Party to adjust the Profit sharing pursuant to
Article VI to replace a portion or all of the said cash amount. If the joint venture does not so elect within the specified time period, the acquired company's business shall be completely outside the scope of this Agreement and not be included in the calculation of Profit. For greater certainty, where the Acquiring Party is OCLI, the Other Party is JDS and vice-versa.

                                   ARTICLE XIV
                            CONFIDENTIAL INFORMATION

      14.1 "Confidential Information" shall mean any business, marketing, technical, scientific, financial or other information, specifications, designs, plans, drawings, software, prototypes or process techniques, of a party, which at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by the parties, exercising reasonable business judgement, to be confidential, but excludes any information which:

      (a) is independently developed by or for the receiving party without reference to or use of Confidential Information;

      (b) is lawfully received free of restriction from another source having the right to so furnish such confidential information;

      (c) is or becomes lawfully in the public domain other than through a breach of this Agreement;

      (d) was known by the receiving party prior to disclosure, as evidenced by its business records;

      (e) disclosing party agrees in writing is free of such restrictions;

      (f) is disclosed by the disclosing party to a third party without a duty of confidentiality on such third party; or

      (g) is required or compelled by law to be disclosed, provided that the receiving party give all reasonable prior notice to the disclosing party to allow it to seek protective or other court orders.

      14.2 Except as otherwise allowed under this Agreement, Receiving party shall keep Confidential Information of the disclosing party in confidence; disclose it only to individuals in the receiving party with a need to know and who are under confidentiality restrictions; and use or reproduce it only to the extent necessary for the activities contemplated hereunder. Each party shall protect Confidential Information of disclosing party with at least the same degree of care as it normally exercises to protect its own Confidential Information of a similar nature, but no less than a reasonable degree of care.

      14.3 Receiving party agrees that any violation or threat of violation of this section will result in irreparable harm to disclosing party for which damages would be an inadequate remedy and, therefore, in addition to its rights and remedies otherwise available at law, including without limitation the recovery of damages and expenses, including attorney=s fees for breach of this Agreement, disclosing party shall be entitled to unilaterally seek equitable relief, including both temporary and permanent injunctions, to prevent any unauthorized use or disclosure, and to such other and further equitable relief as the court may deem proper under the circumstances.

      14.4 Notwithstanding anything contained herein to the contrary, upon termination of the Agreement pursuant only to Subsection 9.2, each party covenants and agrees that it will not bring, commence or institute, or aid or abet any suit, action at law, proceeding in equity, arbitration or other proceeding or action based on, or related to, any claim or right under Article XIV, Confidential Information, to the extent such claim or right is based upon
(i) in the case of claims or rights asserted by JDS against OCLI, the use by OCLI of WDM Product Packaging Technology in the field of use related to WDM Products A, B or C containing one or more WDM Optical Filter A, B or C elements performing a necessary wavelength discrimination function or (ii) in the case of claims or rights asserted by OCLI against JDS, the use by JDS of WDM Optical Filter Technology in the field of use related to WDM Optical Filters A, B or C. For the purpose of this Section 14.4, (A) "WDM Product Packaging Technology" shall mean all intellectual property rights relating to the design, manufacture, assembly, testing and marketing of WDM Products A, B or C which contain WDM Optical Filters A, B or C as at least one wavelength discrimination element, including, but not limited to, patents, trademarks and tradenames (but limited to trademarks and tradenames which were specifically created to be used pursuant to this Agreement and excluding any trademarks and tradenames which contain as an element a any trademark or tradename of either party), proprietary technical know-how and business information, owned by JDS but limited to that used in the WDM Product A, B or C Business, and (B) "WDM Optical Filters Technology" shall mean all intellectual property rights relating to the design, manufacture and testing of WDM Optical Filters A, B or C used as wavelength discrimination elements in WDM Products A, B or C, including, but not limited to, patents, trademarks and tradenames (but limited to trademarks and tradenames which were specifically created to be used pursuant to this Agreement and excluding any trademarks and tradenames which contain as an element a any trademark or tradename of either party), proprietary technical know-how and business information, owned by OCLI but limited to that used in the WDM Products A, B or C Business. In no event shall either party be under any obligation whatsoever to provide any technical information or services to the other party related to the use of WDM Optical Filters Technology or WDM Products Packaging Technology. In no event shall this Section 14.4 provide a right to either party to disclose or grant any right in WDM Optical Filter Technology or WDM Product Packaging Technology to any third party. In addition to the forgoing, where WDM Optical Filters D or WDM Optical Products D have been licensed pursuant to Section 3.6, then, only in the case where termination was made pursuant to Section 9.1, such licenses shall continue on nonexclusive, Non-assignable, commercially reasonable terms that would be applicable if licensed in an arm's length transaction at the date of such termination.

                                   ARTICLE XV
                                  MISCELLANEOUS

      15.1 Outside the scope of this agreement, OCLI agrees to use its best efforts, subject to available capacity and prior commitments, to supply optical filters for use in telecommunication optical fiber products to JDS as requested on normal Best Customer commercial terms. For the purposes of this Section "Best Customer" shall mean that the prices charged and delivery times for products purchased from OCLI by JDS are, and will at all times be, no greater than the lowest prices charged by OCLI to any third party for substantially the same quantity of all such optical filters, on the same or similar delivery times as those provided to any third party for such optical filters.

      15.2 Order Backlog. All orders from WDM Products D received on or after April 15, 1999 shall be included in the calculation of Profits under Article VI. All orders in JDS's backlog for WDM Products D as of April 14, 1999 and shipped on or after October 15, 1999 shall be included in the calculation of Profits.

      15.3 Constraints on Employee Transfers. For a period of two years following the termination of employment of an employee of either party, the other party shall be prohibited from employing such employee without prior written consent of the other party; provided, however, that this restriction shall terminate two years after the termination of this Agreement.

      15.4 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to the conflict of law principles or without regard to the United Nations Convention on the Contracts for the International Sale of Goods.

      15.5 Disputes. Except for breach of Article XIV Confidential Information, and subject to Sections 7.6 and 10.1, except where the parties fail to take any required actions to resolve their differences or there is no resolution under
Section 10.1, if a dispute, breach or failure to agree shall occur between the parties concerning this Agreement, both parties may require the other party promptly to submit the reasons for its position, in writing to the requesting party, and then to enter into good faith negotiations, including the involvement, if appropriate, of senior management of each of the Parties to attempt to resolve the disagreement. If such dispute, breach or failure to agree cannot be settled by good faith negotiation between the parties within 30 days, the matter shall be finally settled by mandatory, binding arbitration, in accordance with the rules and procedures of the American Arbitration Association applicable to commercial transactions then in force, provided that arbitration proceedings may not be instituted until sixty (60) days after delivery of any such notice of arbitration and where the other party has not remedied the matter within said time period. The arbitration panel shall consist of three (3) arbitrators one of which shall be appointed by each party and the third selected by the two so appointed. Costs of arbitration shall be borne by the parties in accordance with the decision of the arbitrators. Judgment upon the award rendered may be entered in any court having competent jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement as the case may be. The arbitration proceedings shall be conducted at a reasonable location selected by the parties or by the arbitrators. The factors set forth in Section 7.2(e)(i) shall not in any manner be disclosed to the arbitrators. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

      15.6 Attorneys' Fees. In case suit is brought or arbitration proceedings commenced by either party because of the breach of any term, covenant or condition contained in this Agreement, the prevailing party shall be entitled to recover against the other party the full amount of its costs, including expert witness fees and reasonable attorneys' fees. If neither party prevails entirely, such fees and expenses shall be prorated based upon the relative success of each party to the relief being sought.

      15.7 Notices. All notices, offers, acceptances, approvals and other communications under this Agreement shall be in writing and shall be given to such party, addressed to it, at its address or telecopy number set forth below or such other address or telecopy number as such party may in the future specify for such purpose by notice to the other party. Each such notice, information, request or communication shall be effective upon actual receipt by the party at the address specified below:

            If to OCLI:

                  Optical Coating Laboratory, Inc.
                  2789 Northpoint Parkway
                  Santa Rosa, California 95407-7397
                  Telephone:  707-525-7030
                  Telecopier: 707-525-6840
                  Attention:  General Counsel
                              (Joseph C. Zils, Esq.)

            With a copy to (which is not required to constitute notice to OCLI):

            Collette & Erickson
            555 California Street, Suite 4350
            San Francisco, California 94104
            Telephone:  415-788-4646
            Telecopier: 415-788-6929
            Attention:  John V. Erickson, Esq.

      If to JDS or Distributor:

            JDS FITEL, Inc.
            570 West Hunt Club Road
            Nepean, ON K2G 5W8 Canada
            Telephone:  613-727-1303
            Telecopier: 613-727-1852
            Attention:  President (Jozef Straus, Ph.D.)

            With a copy to (which is not required to constitute notice to JDS):

            JDS FITEL, Inc.
            570 West Hunt Club Road
            Nepean, ON K2G 5W8 Canada
            Telephone:  613-727-1303
            Telecopier: 613-727-8889
            Attention:  General Counsel (Gordon Buchan, Esq.)

Any party may from time to time specify as its address or telecopy number for purposes of this Agreement any other address or telecopy number upon the given of 10 days notice thereof to the other party.

      15.8 Public Announcements. The parties shall not issue a press release or other publicly available document containing any information regarding the other party or the operating or financial results of the joint venture or the Company without the prior written approval of the other party unless such information has previously been lawfully and publicly disclosed in writing or is lawfully and publicly available in writing. Furthermore, such press releases are to be limited to what is publicly available. At least 24 hours prior to the issuance of such information, the issuing party shall provide the other party with notice of its intention to disclose such information as well as the draft wording of the information to be released. Where a party refuses to approve the wording of the information to be released, the party shall provide the reasons for such refusal and both parties agree to use their best efforts to negotiate the appropriate wording of the information to be released. However, nothing contained herein shall prevent a party from disclosing any information that is required to be disclosed pursuant to Securities Law and the rules or regulations promulgated thereunder. Accordingly, each party therefore consents to the filing by the other party with the SEC of a complete version of this Agreement. Where a party issues a press release containing any information regarding the other party, this Agreement, the transactions contemplated herein or the operating or financial results of the Company, a copy of such release shall be provided to the other party forthwith.

      15.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. A photocopy or facsimile copy of the signatures of the parties to this Agreement shall be considered authenticated signatures admissible into evidence where the authenticity of the signatures are placed into question.

      15.10 Interpretation. The table of contents and the headings to the various subdivisions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons referred to may require. The language in all parts of this Agreement will in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against either party.

      15.11 Successors and Assigns. This Agreement and any rights or licenses granted herein are personal to each party and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, neither party shall assign any of its rights, privileges or obligations hereunder without the prior written consent of the other party provided, however, that JDS may assign this Agreement to JDS Uniphase Corporation. Should either party attempt an assignment in derogation of the foregoing, the other party shall have the right to immediately terminate this Agreement by written notice to the other party.

      15.12 Waiver. The failure of either party to give notice to the other party of the breach or non-fulfillment of any term, clause, provision or condition of this Agreement shall not constitute a waiver thereof, nor shall the waiver of any breach or non-fulfillment of any term, clause, provision or condition of this Agreement constitute a waiver of any other breach or non-fulfillment of that or any other term, clause, provision or condition of this Agreement.

      15.13 Purchase By Competitor. In the event any third party which is a direct competitor of the other party acquires a 20% or greater equity participation in a party hereto, without first having obtained the written consent of the other party, such other party may without any delay, by written notice, terminate this Agreement by written notice to the other party.

      15.14 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and cancels all previous negotiations, agreements, commitments, and writings in respect to the subject matter hereof, and neither party shall be bound by any term, clause, provision or condition save as expressly provided in this Agreement or as duly set forth on or subsequent to the date of execution hereof in writing, signed by duly authorized officers of the parties.

      15.15 Agency. Subject to Article VII, each party acknowledges that it does not intend to create or imply a legal partnership with the other parties by virtue of this Agreement and the parties agree that nothing in this Agreement shall be construed as establishing or implying any legal partnership between the parties hereto, and nothing in this Agreement shall be deemed to constitute either of the parties hereto as the Agent of the other party or authorize either party to incur any expenses on behalf of the other party or to commit the other party in any way whatsoever, without obtaining the other party's prior written consent. The parties further agree that when any party hereto deals with a third party as a result of this

Agreement that such third party will be notified that every party hereto is acting on its own behalf.

      15.16 Survival. The provisions of Sections 9.3, 14, 15.3, 15.4, 15.5, 15.6, 15.7, 15.10, 15.11, 15.12, 15.16, 15.17 and 15.18, and for Exhibit B,
Article V and Article IX, shall survive termination of this Agreement. The provisions of Section 6.5 shall survive for a period of 18 months following termination of this Agreement. Notwithstanding any term to the contrary: (a) where at the date of termination of this Agreement, (i) the Profit is negative or (ii) Costs exist but there is no Profit; or (b) where after the date of termination of this Agreement (i) if any obligations, including but not limited to customs and duties, arise with respect to any Cost that would have been included in Costs if the obligation was identified during the period that the Agreement was in effect, (ii) if any liability arose during the period that the Agreement was in effect, including but not limited to any liability under
Section 15.18 or Exhibit B Article V, but which was not identitifed or determined until after the date of termination of this Agreement, or (iii) bona fides bad debts arise for which revenues have been used in the calculation of Profits; then in all cases the parties agree to share the Costs such that OCLI shall be responsible for paying one-third and JDS and Distributor combined shall be responsible for paying two-thirds of all such Costs, regardless of which party actually paid such Costs. The parties shall promptly make payment to the other party as appropriate to ensure that each party has fulfilled its obligation under this Section 15.19 with regard to such Costs.

      15.17 Further Assurances and Approvals. The parties agree to make, do, execute, endorse, acknowledge and deliver or cause and procure to be made, done, executed, endorsed, acknowledged, filed, registered and delivered any and all further acts and assurances including any conveyance, deed, transfer, assignment, share certificate or other instrument in writing as may be necessary to give effect to the terms and conditions provided for and contemplated by this Agreement. The parties further agree that where any term, warranty, representation, option or condition provided for or contemplated by this Agreement requires prior regulatory or shareholder approval to give effect to such term, warranty, representation, option or condition, the parties shall not enforce such term, warranty, representation, option or condition unless and until such approval is obtained.

      15.18 Intellectual Property Indemnity Liability. Where any threaten or actual proceeding or claim against any party alleging that any WDM Product or WDM Optical Filter furnished hereunder during the term of this Agreement infringes any third party intellectual property rights, including without limitation any patents, trademarks and copyright, the parties agree to jointly
(i) defend or settle any such matter, (ii) equally share any costs, including without limitation all legal or expert fees and disbursements which were incurred as a result of such defense or settlement, and (iii) equally share in the payment of all damages and costs assessed by final judgment against any party and attributable to such matter.

      15.19 Approvals. The signatures provided below shall not be deemed effective unless and until all required or counseled government or regulatory filings are made and all approvals or consents are obtained.

      15.20 Representations and Warranties. Each party represents and warrants that:

      (a) it has full right and title to all of the Confidential Information it discloses to the other party under this Agreement;

      (b) to the best of its knowledge, there are no material liens, encumbrances of any kind against its intellectual property which relates to the WDM Product Business and that it is not subject to any outstanding agreements, assignments or encumbrances that are inconsistent with the provisions of this Agreement;

      (c) to the best of its knowledge, there are no material actual or threatened suits, actions at law, proceedings in equity, arbitrations or other proceedings or actions against the party; and

      (d) the execution, delivery and performanace of this Agreement by each party are within each party=s corporate powers.

      15.21 Force Majuere. Neither party be responsible or liable for any delay or failure to deliver goods or perform services under this Agreement due to any unforeseen circumstances or causes beyond that party's control, including but not limited to, acts of God, fire, flood, explosion, earthquake, war, insurrection, embargo, acts of civil or military authorities, delay in delivery by suppliers, accident, strike or other labour dispute, inability to secure labour, material, facilities, energy or transportation. In the event of a force majeure condition, the time for delivery or other performance will be extended for a period of time equal to the duration of such force majeure condition.

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

                              OPTICAL COATING LABORATORY, INC.

                              By
                                 ------------------------------

                              Name
                                   ----------------------------

                              Its
                                  -----------------------------


                              JDS FITEL Inc.

                              By
                                 ------------------------------

                              Name
                                   ----------------------------

                              Its
                                  -----------------------------